AMERICAN SHARED HOSPITAL SERVICES

REPORTS FOURTH QUARTER AND 2012 RESULTS AND

UPDATES STATUS OF MEDICARE REIMBURSEMENT FOR

GAMMA KNIFE PROCEDURES

San Francisco, CA -- April 1, 2013 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2012, and provided an update on the status of Medicare reimbursement for Gamma Knife procedures.

Fourth Quarter Results

Medical services revenue for the three months ended December 31, 2012 decreased 8.3% to $4,125,000 compared to medical services revenue for the fourth quarter of 2011 of $4,500,000. Net income for the fourth quarter of 2012 was $5,000, or $0.00 per diluted share. This compares to net income of $244,000, or $0.05 per diluted share, for the fourth quarter of 2011.

The number of procedures performed on Gamma Knife® Perfexion™ systems supplied by AMS increased 8.0% for the fourth quarter and 8.0% for 2012 compared to the same periods of 2011. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, increased 1.9% for the fourth quarter of 2012 and 7.1% for the year as a whole compared to the same periods of 2011. Revenue decreased despite the increase in procedure volume primarily due to variations in the mix of procedures by location.

Medical services gross margin for the fourth quarter of 2012 decreased to 37.0%, compared to medical services gross margin of 39.5% for the fourth quarter of 2011.

Selling and administrative expenses for the fourth quarter of 2012 increased to $952,000 compared to $840,000 for the fourth quarter of 2011. This increase was primarily due to unusually low legal and public reporting related expenses in fourth quarter of 2011. Operating income for the fourth quarter of 2012 was $56,000. This compares to operating income for the fourth quarter of 2011 of $325,000.

Twelve Month Results

For the twelve months ended December 31, 2012, medical services revenue decreased to $17,048,000 compared to medical services revenue of $17,237,000 for 2011. Total revenue for 2011 of $22,221,000 included revenue from the sale of a Gamma Knife Perfexion to Lehigh Valley Hospital for $4,984,000. Net income for 2012 was $38,000, or $0.01 per diluted share. This compares to net income for 2011 of $506,000, or $0.11 per diluted share, which included income from the Lehigh transaction.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,067,000 for the fourth quarter and $8,306,000 for 2012, compared to $2,493,000 for the fourth quarter and $9,265,000 for 2011, which included income from the Lehigh transaction.

Balance Sheet Highlights

At December 31, 2012, cash, cash equivalents and certificates of deposit were $10,564,000 compared to $11,580,000 at December 31, 2011. Shareholders' equity December 31, 2012 was $24,830,000, or $5.39 per outstanding share. This compares to shareholders' equity at December 31, 2011 of $25,171,000, or $5.46 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "The American Taxpayer Relief Act of 2012 (ATRA) included Provision 634 that reduces Medicare reimbursement for Gamma Knife services by approximately $4,000 per treatment compared to 2012 Medicare reimbursement levels, effective April 1, 2013. In the three months since ATRA’s enactment, AMS and other affected parties have engaged lobbyists and attorneys and have worked vigorously to have this provision rescinded or modified.

“While we have not yet been successful, we will continue to fight to have this provision rescinded or modified. This provision was enacted under the assumption that Gamma Knife and linear accelerator-based radiosurgery treatments are clinically equal, and therefore should be reimbursed by Medicare at like amounts. This is contrary to a decision made by the Centers for Medicare and Medicaid in November 2012, prior to Provision 634, that the reimbursement rates assigned to the Gamma Knife and linear accelerator-based radiosurgery devices were appropriate.

Moreover, we strongly disagree that the two technologies are clinically equal. There have been no randomized studies that demonstrate that Gamma Knife and linear accelerator-based radiosurgery are clinically equivalent. Additionally, there exists a significant difference in the manner in which these technologies are reimbursed by Medicare. Unlike the Gamma Knife, linear accelerator-based radiosurgery devices are reimbursed for every treatment session, up to five treatment sessions. Since we believe a majority of linear accelerator-based radiosurgery devices treat patients in multiple sessions, the majority of linear accelerator-based radiosurgery treatments are more costly than Gamma Knife treatment, even prior to ATRA. We continue to believe that once all of the facts are thoroughly analyzed, the Gamma Knife’s unequaled, clinically documented patient results and cost effectiveness will result in the rescission or modification of Section 634 of ATRA.

“We also are implementing an aggressive program to lower our costs. This program includes but is not limited to the subleasing of our office space, payroll reductions and the refinancing of existing equipment loans/leases.

“We expect the reimbursement cut to reduce revenue at AMS' five U.S. retail Gamma Knife sites, where the Company receives a percentage of the hospital's Medicare reimbursement. We do not know what, if any, impact the change in reimbursement might have on our remaining 12 U.S. centers, where AMS' revenue per procedure is contractually fixed with the hospital. As a result of this uncertainty, we are unable to accurately predict the effect that reduced Medicare reimbursement will have on our financial results. If AMS’ business mix in the last nine months of 2013 is identical to that in the last nine months of 2012, we estimate that revenues would be reduced by approximately $500,000 to $650,000 and pre-tax income by approximately $300,000 to $400,000 during the period. We caution, however, that actual results could vary materially based on many factors, including payer mix volumes, the impact, if any, from the Company’s other contracts, increases in treatment volume, continuing mitigation efforts, and the results of our cost reduction program.

"Even as we work to mitigate ATRA’s effects and reduce costs, we are moving forward in our Gamma Knife business, as we continue to see opportunities to place systems at new and existing AMS sites both in the U.S. and internationally. This past January, the government of Turkey approved reimbursement under the country's health insurance program for treatment with the Perfexion system at Florence Nightingale Hospital Group in Istanbul supplied by AMS through our EWRS Turkey subsidiary. Our newest Perfexion site, Sacred Heart Health System in Pensacola, Florida, began treating patients last week. The installation of our fourteenth Perfexion system, at Northern Westchester Hospital in Mt. Kisco, New York, is scheduled for the second quarter of 2013. These recent additions to our Perfexion portfolio demonstrate that neurosurgeons and radiation oncologists who know the competing technologies best continue to demand this advanced stereotactic radiosurgery system for treating cancers and other diseases of the brain, skull, cervical spine and head & neck regions."

Dr. Bates added, “Turning to our proton therapy business, construction of MD Anderson Orlando's dedicated proton center is underway, and the facility is expected to begin treating patients next year. As previously announced, AMS has received a firm financing commitment for the MEVION S250TM Proton Therapy System we will supply for this $25 million facility. FDA approval of this advanced proton device was received last year. The MD Anderson Cancer Center Orlando project will be the model for additional proton centers we are developing.”

AMS owns approximately 1% of Mevion Medical Systems, developer of the MEVION S250, and in addition to Orlando is developing proton therapy centers in Boston and Long Beach, California which are expected to employ the Mevion device. "We believe our equity investment in Mevion will turn out to be a valuable asset for AMS and our shareholders," Dr. Bates said. AMS is also developing a one room proton therapy center in Dayton, Ohio.

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3453 3650#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a preferred stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2012.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

e.bates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	April 1, 2013
Page 4	Fourth Quarter & 2012 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Medical services revenue	$4,125,000	$4,500,000	$17,048,000	$17,237,000
Equipment sales	--	--	--	4,984,000
	4,125,000	4,500,000	17,048,000	22,221,000

Costs of revenue	2,600,000	2,716,000	10,118,000	10,078,000
Costs of equipment sales	--	6,000	--	4,146,000
Gross margin	1,525,000	1,778,000	6,930,000	7,997,000

Selling & administrative expense	952,000	840,000	4,045,000	4,041,000
Interest expense	517,000	613,000	2,155,000	2,367,000

Operating income	56,000	325,000	730,000	1,589,000
Other income	165,000	20,000	190,000	108,000

Income before income taxes	221,000	345,000	920,000	1,697,000
Income tax expense	55,000	(120,000)	107,000	208,000

Net income	$166,000	$465,000	$813,000	$1,489,000
Less: Net income attributable
to non-controlling interest	(161,000)	(221,000)	(775,000)	(983,000)

Net income attributable to
American Shared Hospital Services	$5,000	$244,000	$38,000	$506,000

Earnings per common share:
Basic	$0.00	$0.05	$0.01	$0.11
Assuming dilution	$0.00	$0.05	$0.01	$0.11

	Balance Sheet Data
	December 31,
	2012	2011
Cash and cash equivalents	$1,564,000	$2,580,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$15,956,000	$17,615,000
Investment in preferred stock	$2,687,000	$2,656,000
Total assets	$73,323,000	$74,535,000

Current liabilities	$9,653,000	$9,944,000
Shareholders' equity	$24,830,000	$25,171,000